Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S FIRST QUARTER 2007

REVENUE INCREASED 15 PERCENT

TO $3.7 BILLION

Amgen’s First Quarter 2007 Adjusted

Earnings Per Share (EPS) Increased 19 Percent

To $1.08

First Quarter 2007 GAAP EPS Increased 15 Percent to $0.94

Amgen Affirms Low End of EPS Guidance Range

THOUSAND OAKS, Calif. (April 23, 2007) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS), excluding stock option expense and certain other expenses, of $1.08 for the first quarter of 2007, an increase of 19 percent compared to $0.91 during the first quarter of 2006. Adjusted net income, excluding stock option expense and certain other expenses, increased 15 percent to $1,270 million in the first quarter of 2007 compared to $1,101 million in the first quarter of 2006. Stock option expense on a per share basis totaled 3 cents and 4 cents in the first quarter of 2007 and 2006, respectively.

Total revenue increased 15 percent during the first quarter of 2007 to $3,687 million versus $3,217 million in the first quarter of 2006.

Adjusted EPS and adjusted net income for the first quarter 2007 and 2006 exclude stock option expense, certain expenses related to acquisitions and certain other items. These expenses and other items are itemized on the reconciliation tables below. Adjusted EPS including the impact of stock option expense is also itemized on the reconciliation tables below.

On a reported basis and calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Amgen’s EPS was $0.94 in the first quarter of 2007, an increase of 15 percent compared to $0.82 in the same quarter of last year. Net income increased 11 percent to $1,111 million in the first quarter of 2007 versus $1,001 million in the first quarter of 2006. In the first quarter of 2007, reported GAAP results were negatively impacted by the write-off of deferred financing and related costs of $51 million resulting from the repayment of $1.7 billion of convertible debt.

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Amgen’s First Quarter 2007 Revenue Increased 15 Percent To $3.7 Billion

“Our key products delivered good sales growth during the quarter,” said Kevin Sharer, Chairman & CEO. “We are confident ESAs, including Aranesp® and EPOGEN®, maintain a favorable benefit/risk profile when used in accordance with label recommendations. We project adjusted EPS will be at the low end of our earnings guidance range, and we will update our revenue guidance as the year progresses,” concluded Sharer.

Product Sales Performance

During the first quarter, total product sales increased 14 percent to $3,565 million from $3,127 million in the first quarter of 2006. Sales in the United States totaled $2,884 million, an increase of 12 percent versus $2,571 million in the first quarter of 2006. International sales increased 22 percent to $681 million versus $556 million for the first quarter of 2006. Changes in foreign exchange positively impacted first quarter 2007 international sales by $42 million. Excluding the impact of foreign exchange, total product sales increased 13 percent and international product sales increased 15 percent.

Worldwide sales of Aranesp® (darbepoetin alfa) increased 14 percent to $1,020 million in the first quarter of 2007 versus $893 million during the first quarter of 2006. This growth was principally driven by demand. U.S. Aranesp sales were $654 million versus $596 million in the first quarter of the prior year, an increase of 10 percent, reflecting both an increase in demand due to segment growth and to a lesser degree favorable wholesaler inventory changes. The slowing growth rate in the United States was driven by initial customer reaction to label changes. International Aranesp sales increased 23 percent to $366 million versus $297 million in the first quarter of 2006, reflecting increased demand due to segment growth and share gains, as well as changes in foreign exchange which positively impacted first quarter 2007 sales by approximately $24 million. Excluding the impact of foreign exchange, worldwide product sales increased 12 percent and international sales increased 15 percent.

Sales of EPOGEN® (Epoetin alfa) increased 3 percent to $625 million in the first quarter of 2007 versus $604 million in the first quarter of 2006. Growth was driven by favorable revised estimates of dialysis demand (primarily spillover) for prior quarters and favorable wholesaler inventory changes, partially offset by changes in customer purchasing patterns versus the first quarter of the prior year. Spillover is a result of the Company’s contractual relationship with Johnson & Johnson. (Please refer to the Company’s Form 10-K for a more detailed discussion of this relationship and a description of spillover).

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim), increased 14 percent to $1,018 million in the first quarter of 2007 versus $896 million for the first quarter of 2006, driven by increased demand for Neulasta. Combined sales of Neulasta and NEUPOGEN in the United States were $777 million in the first quarter of 2007 versus $688 million in the first quarter of 2006, an increase of 13 percent reflecting both an increase in demand for Neulasta due to segment growth and to a lesser degree favorable wholesaler inventory changes. Neulasta segment growth is attributable to an

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Amgen’s First Quarter 2007 Revenue Increased 15 Percent To $3.7 Billion

increase in patients in part due to the continued increase of Neulasta first-cycle use, as well as higher net sales price. Combined international sales increased 16 percent to $241 million in the first quarter of 2007 versus $208 million for the same quarter in the prior year, reflecting both the continued conversion to Neulasta and changes in foreign exchange which positively impacted first quarter 2007 combined international sales by approximately $16 million. Excluding the impact of foreign exchange, combined worldwide sales increased 12 percent and international product sales increased 8 percent.

Sales of Enbrel® (etanercept) increased 11 percent in the first quarter to $730 million versus $658 million during the same period in 2006 reflecting an increase in demand due to increases in both patients and net sales price. Sales growth continued in both rheumatology and dermatology, and ENBREL continues to maintain a leading position in both segments. However, ENBREL sales growth in the first quarter was affected by slight share declines in the United States in both segments versus the first quarter of 2006 due to increased competitive activity.

Worldwide sales of Sensipar® (cinacalcet HCl) increased 72 percent to $105 million in the first quarter of 2007 versus $61 million during the first quarter of 2006. This growth was principally driven by demand.

Vectibix™ (panitumumab) sales for the first quarter were $51 million as compared to $39 million in the fourth quarter of 2006.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales increased 1 percent to $559 million in the first quarter of 2007 versus $552 million in the first quarter of 2006. Increased sales volumes were largely offset by manufacturing efficiencies.

R&D expenses increased 29 percent to $803 million in the first quarter of 2007 versus $624 million in the first quarter of 2006. The first quarter increase was primarily to support the increased number and expense of mega-trials to advance our late-stage pipeline as well as the continued advancement of earlier stage compounds.

Selling, general and administrative (SG&A) expenses increased 15 percent to $748 million in the first quarter of 2007 versus $652 million in the first quarter of 2006. The increase reflects higher Wyeth profit share expenses related to strong ENBREL sales and continuing investment in infrastructure including our global ERP program.

During the first quarter of 2007, adjusted EPS growth of 19 percent exceeded revenue growth of 15 percent by 4 percentage points. EPS leverage for the first quarter was principally driven by fewer shares used in the computation of adjusted diluted EPS and a lower adjusted tax rate partially offset by lower adjusted interest income and significantly

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Amgen’s First Quarter 2007 Revenue Increased 15 Percent To $3.7 Billion

higher adjusted R&D investment. The adjusted tax rate was lower due to increased R&D tax credits coupled with greater offshore manufacturing in Puerto Rico.

During the first quarter of 2007, Amgen repurchased 8.8 million shares of its common stock at a total cost of $537 million. In December 2006, Amgen’s Board of Directors authorized a new stock repurchase program of $5.0 billion. The Company currently has $6.0 billion remaining under this and the previously authorized stock repurchase program. Average diluted shares for adjusted EPS in the first quarter of 2007 were 1,172 million versus 1,214 million in the first quarter of 2006.

Capital expenditures for the first quarter of 2007 were approximately $325 million versus $225 million in the first quarter of 2006. Capital expenditures in 2007 are expected to be similar to the prior year. Worldwide cash and marketable securities were $4.8 billion and debt was $7.3 billion at the end of the first quarter of 2007.

Revenue guidance is up for review at this time; the Company will be taking actions to reduce operating expenses in order to offset revenue impact. Adjusted EPS is expected to be at low end of the previously stated range of $4.30 - $4.50.

First Quarter Product and Pipeline Update

The Company provided updates on selected late-stage clinical programs (Aranesp, AMG 531 and denosumab) and highlights of what it will cover at the upcoming American Society of Clinical Oncology (ASCO) meeting in June.

Aranesp: The Company provided updates on recent meetings of the Independent Data Monitoring Committees for both TREAT (Trial to Reduce cardiovascular Events with Aranesp Therapy), which examines outcomes in anemic patients with renal insufficiency, and the RED-HF (Reduction of Events with Darbepoetin alfa in Heart Failure) TrialTM, which examines the utility of Aranesp for the treatment of heart failure. Based on their reviews, the committees recommended that both studies continue as planned without modification.

AMG 531: Data from the recently completed Phase 3 study of AMG 531 in pre-splenectomy immune thrombocytopenic purpura (ITP) patients have become available. Review of the data from this study revealed a favorable efficacy and safety profile, with all endpoints successfully met. Based on the positive results from this study, along with the positive results from its other Phase 3 study of patients with ITP despite prior splenectomy, the Company is on track to file in 2007 for approval of AMG 531 in the ITP indication in both the United States and Europe. The Company has previously received fast track designation from the Food and Drug Administration (FDA) in this indication.

Denosumab: Data from the 332-patient Phase 3 study in Postmenopausal Osteoporosis (PMO) have become available to the Company. Based on the Company’s review of the data, all primary and secondary endpoints were successfully met. The Company expects

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Amgen’s First Quarter 2007 Revenue Increased 15 Percent To $3.7 Billion

to see data later this year from an ongoing Phase 2 study of PMO Treatment and a Phase 3 study in breast cancer patients undergoing hormone ablation therapy.

ASCO Update: The Company expects data results from several of their programs to be presented at the upcoming annual ASCO meeting in June. Among the presentations will be details from Phase 1 studies involving a number of the Company’s earlier stage oncology programs including AMG 102, AMG 386, AMG 479, AMG 655 and APO2L/TRAIL, (a molecule) being developed in collaboration with Genentech, Inc.). Additionally, results from certain of the Company’s later stage programs will be presented, including a Phase 2 study of AMG 531 in thrombocytopenic patients with Myelodysplastic Syndrome and the Phase 2 study of motesanib diphosphate in patients with locally advanced or metastatic thyroid cancer.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

As previously announced, the Company has posted in the Investors section of the Company’s Web site (www.amgen.com/investors) a slide presentation related to its first quarter financial results conference call, scheduled for 2 p.m. Pacific Time today. The conference call will be broadcast over the Internet and can also be found on Amgen’s Web site at the above web address.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2006, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be

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Amgen’s First Quarter 2007 Revenue Increased 15 Percent To $3.7 Billion

impacted by government investigations, litigation and products liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors)

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Amgen’s First Quarter 2007 Revenue Increased 15 Percent To $3.7 Billion

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2007					Three Months Ended March 31, 2006
	GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense		GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense
Revenues:
Product sales	$3,565	$—		$3,565		$3,127	$—		$3,127
Other revenues	122	—		122		90	—		90

Total revenues	3,687	—		3,687		3,217	—		3,217

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	592	(1	)(1)	559		552	—		552
		(6	)(2)
		(26	)(3)
Research and development	851	(27	)(1)	803		655	(29	)(1)	624
		(19	)(4)				(2	)(5)
		(2	)(5)
Selling, general and administrative	770	(22	)(1)	748		689	(37	)(1)	652
Amortization of intangible assets	74	(74	)(6)	—		87	(87	)(6)	—

Total operating expenses	2,287	(177)		2,110		1,983	(155)		1,828
Operating income	1,400	177		1,577		1,234	155		1,389
Interest and other income (expense), net	(6)	51	(7)	45		80	—		80

Income before income taxes	1,394	228		1,622		1,314	155		1,469
Provision for income taxes	283	69	(8)	352		313	55	(8)	368

Net income	$1,111	$159		$1,270		$1,001	$100		$1,101

Earnings per share:
Basic	$0.95			$1.09		$0.83			$0.92
Diluted (9)	$0.94			$1.08	(1)	$0.82			$0.91	(1)

Average shares used in calculation of earnings per share:
Basic	1,167			1,167		1,202			1,202
Diluted (9)	1,177			1,172		1,218			1,214

(1) - (9)    See explanatory notes on following page.

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Amgen’s First Quarter 2007 Revenue Increased 15 Percent To $3.7 Billion

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

(1)	To exclude the impact of stock option expense recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. For the three months ended March 31, 2007 and 2006, the total pre-tax expense for employee stock options in accordance with SFAS No. 123R was $50 million and $66 million, respectively.

Adjusted EPS including the impact of stock option expense for the three months ended March 31, 2007 and 2006 was as follows:

	Three Months Ended March 31,
	2007	2006
“Adjusted” EPS, excluding stock option expense	$1.08	$0.91
Impact of stock option expense	(0.03)	(0.04)

“Adjusted” EPS, including stock option expense	$1.05	$0.87

(2)	To exclude merger related expenses incurred due to the Abgenix, Inc. (“Abgenix”) acquisition, primarily related to incremental costs associated with recording inventory acquired at fair value which is in excess of our manufacturing cost.

(3)	To exclude the impact of writing off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(4)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia, Inc. (“Avidia”) acquisitions. The non-cash charge for 2007 is currently estimated to be approximately $71 million, pre-tax.

(5)	To exclude merger related expenses incurred due to the Tularik Inc. (“Tularik”) acquisition, primarily related to incremental costs associated with retention and/or integration.

(6)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition. The non-cash charge for 2007 is currently estimated to be approximately $296 million, pre-tax.

(7)	To exclude the pro rata portion of the deferred financing and related costs that were immediately charged to interest expense as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2007 put option and the related convertible notes being repaid in cash.

(8)	To reflect the tax effect of the above adjustments.

(9)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
	GAAP	“Adjusted,” Excluding Stock Option Expense		GAAP	“Adjusted,” Excluding Stock Option Expense
Income (Numerator):
Net income for diluted EPS	$1,111	$1,270		$1,001	$1,101

Shares (Denominator):
Weighted-average shares for basic EPS	1,167	1,167		1,202	1,202
Effect of dilutive securities	10	5	(A)	16	12	(A)

Weighted-average shares for diluted EPS	1,177	1,172		1,218	1,214

Diluted earnings per share	$0.94	$1.08		$0.82	$0.91

(A)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three months ended March 31, 2007 and 2006 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

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Amgen’s First Quarter 2007 Revenue Increased 15 Percent To $3.7 Billion

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Aranesp® - U.S.	$654	$596
Aranesp® - International	366	297
EPOGEN® - U.S	625	604
Neulasta® - U.S.	573	497
NEUPOGEN® - U.S.	204	191
Neulasta® - International	146	111
NEUPOGEN® - International	95	97
Enbrel® - U.S.	693	629
Enbrel® - International	37	29
Sensipar® - U.S.	77	45
Sensipar® - International	28	16
Vectibix™ - U.S.	51	—
Other product sales - U.S.	7	9
Other product sales - International	9	6

Total product sales	$3,565	$3,127

U.S.	$2,884	$2,571
International (1)	681	556

Total product sales (1)	$3,565	$3,127

(1)	For the first quarter of 2007, the change in foreign exchange rates from the first quarter of 2006 positively impacted product sales by $42 million. Excluding this impact, total product sales would have increased 13 percent and international product sales would have increased 15 percent over the prior year amounts.

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Amgen’s First Quarter 2007 Revenue Increased 15 Percent To $3.7 Billion

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and marketable securities	$4,837	$6,277
Trade receivables, net	2,157	2,124
Inventories	2,115	1,903
Other current assets	1,418	1,408

Total current assets	10,527	11,712
Property, plant and equipment, net	6,027	5,921
Intangible assets, net	3,643	3,747
Goodwill	11,269	11,302
Other assets	1,104	1,106

Total assets	$32,570	$33,788

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,507	$5,144
Current Convertible notes	—	1,698	(1)
Current portion of other long-term debt	100	100

Total current liabilities	4,607	6,942
Deferred tax liabilities	466	367
Convertible notes	5,080	5,080
Other long-term debt	2,134	2,134
Other non-current liabilities	568	301
Stockholders’ equity	19,715	18,964

Total liabilities and stockholders’ equity	$32,570	$33,788

Shares outstanding	1,159	1,166

(1)	On March 2, 2007, as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2007 put option, the Company repurchased $1,702 million, or substantially all of the outstanding convertible notes due in 2032 at their then-accreted value for cash. Accordingly, the convertible notes repurchased were classified as current liabilities and the remaining notes were classified as non-current liabilities at December 31, 2006.

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Amgen’s First Quarter Revenue Increased 15 Percent to $3.7 Billion; First Quarter EPS Increased 19 Percent to $1.08

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2007

2007
“Adjusted” earnings per share guidance - excluding stock option expense (1)	$4.30 - $4.50

Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets, product technology rights (2)	(0.16)
Stock option expense (3)	(0.10 - 0.12)
Amortization of acquired intangible assets, R&D technology rights (4)	(0.04)
Write off of deferred financing and related costs (5)	(0.03)
Write off the cost of a semi-completed manufacturing asset (6)	(0.02)
Other merger-related expenses (7)	(0.01)

GAAP earnings per share guidance	$3.92 - $4.14

(1)	On April 23, 2007, the Company provided adjusted earnings per share guidance, excluding stock option expense, at the low end of the range provided above.

(2)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition. The total 2007 non-cash charge is currently estimated to be approximately $296 million, pre-tax.

(3)	To exclude the estimated stock option expense associated with Amgen’s adoption of SFAS No. 123R.

(4)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions. The non-cash charge for 2007 is currently estimated to be approximately $71 million, pre-tax.

(5)	To exclude the pro rata portion of the deferred financing and related costs that were immediately charged to interest expense as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2007 put option and the related convertible notes being repaid in cash.

(6)	To exclude the impact of writing off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(7)	To exclude other merger related expenses incurred due to the Tularik, Abgenix and Avidia acquisitions.